EXHIBIT 10
PROGRAM FOR ACCOUNTS RECEIVABLE TRANSFER AGREEMENT
     THIS PROGRAM FOR ACCOUNTS RECEIVABLE TRANSFER AGREEMENT is made this 8th day of March, 2006 among FIFTH THIRD BANK, an Ohio banking corporation, (together with any successor, “Fifth Third”), UNIVERSAL FOREST PRODUCTS RMS, LLC, a Michigan limited liability company (“Client”) and UNIVERSAL FOREST PRODUCTS, INC., a Michigan corporation(“Guarantor”).
Recitals
     Guarantor is the indirect owner of Client through Guarantor’s wholly owned subsidiary that owns the sole membership interest in Client. Client from time to time will own accounts receivable resulting from the sale of products or services by Client or one of its affiliates. Client wishes to sell certain accounts receivable to Fifth Third in accordance with the terms hereof. For purposes hereof, terms defined in Annex I hereto shall have the respective meanings assigned therein.
     Therefore, for good and valuable consideration, the parties agree as follows:
     1. Purchase of Receivables.
          (a) In connection with the execution and delivery of this Agreement, Client shall sell to Fifth Third Receivables owned by Client, and Fifth Third shall purchase such Receivables from Client, on the terms set forth herein and on the initial Schedule A hereto (such Schedule A and each other Schedule A hereto being incorporated herein by reference). After the date hereof, Client may from time to time (x) submit an additional proposed Schedule A, in form and substance satisfactory to Fifth Third and executed by Client, to Fifth Third, which additional proposed Schedule A shall pertain to certain additional Receivables owned by Client; and (y) Fifth Third shall purchase such additional Receivables, subject to the terms, conditions and limitations of this Agreement. The purchase of any such Receivables by Fifth Third shall be made pursuant to the terms hereof.
     All Purchased Receivables shall be evidenced by invoices (in electronic or paper form) reflecting a due date within the Maximum Invoice Tenor Period.
     Without limiting the other terms of this Agreement, Fifth Third’s purchase of Receivables of an Account Debtor (not including Replacement Receivables purchased pursuant to Section 1(b)(4) below as to which only (E) through (G) shall apply) shall be subject to the following conditions:
     (A) Client shall submit a completed and executed Schedule A relating to such Receivables, which shall contain the relevant terms and conditions with respect thereto;
     (B) Unless Fifth Third shall notify client in writing of any change in the Agreed Dilution Percentage, or of any error or omission in such Schedule A within 10 days, Fifth Third’s consent to such Schedule A in the form submitted shall be deemed to have occurred. In the event Fifth Third provides such a notice, Client shall promptly revise and re-submit such Schedule A to contain terms mutually agreeable to the parties; absent such agreement the Schedule A shall be deemed to be rejected by Fifth Third and any purchase effected thereunder rescinded.
     (C) The aggregate amount of such Receivables being purchased shall, subject to Section 1(b)(4), be equal to the relevant Required Amount;
     (D) The relevant Schedule A shall contain the Effective Date;
     (E) The Revolving Period shall not have terminated;
     (F) As of the date purchased, the aggregate amount of the Agreed Base Values for the Receivables to be purchased and for the Purchased Receivables less any Remittances received in respect of such Purchased Receivables shall not exceed the Maximum Facility Limit; and
     (G) As of the date purchased, the aggregate amount of the Agreed Base Values for the Receivables to be purchased from a particular Account Debtor and for the Purchased Receivables from a particular Account Debtor less any Remittances received in respect of such Purchased Receivables shall not exceed the Concentration Limit with respect to such Account Debtor.
All Receivables (including Replacement Receivables) purchased by Fifth Third shall be purchased on a non-recourse basis, provided that Client shall have an obligation to repurchase certain Receivables upon the limited circumstances provided herein. It is the express intention of the parties to this Agreement that the purchase of Receivables hereunder shall be, and shall be construed as, a true sale of such Receivables by Client to Fifth Third. Client acknowledges that the representations and warranties made herein (including without limitation in Section 4) are a material inducement of Fifth Third’s purchase of the Receivables to be purchased hereunder.
          (b) The parties agree as follows with respect to Receivables (not including Replacement Receivables) that Fifth Third purchases in connection with an executed Schedule A submitted by Client to Fifth Third:
               (1) Receivables shall be purchased by Fifth Third in an amount equal to the Purchase Price.
               (2) The parties shall consummate Client’s sale of the subject Receivables as promptly as practicable after Fifth Third’s deemed election to purchase such Receivables. The parties shall take the following actions to effect each such purchase and sale:
                    (i) On each Effective Date, Fifth Third shall pay Client an amount equal to the aggregate Purchase Price for the Receivables to be purchased on such date, which shall be wired to the following account: [Confidential]

                    (ii) With respect to all Remittances of cash required to be paid over to Fifth Third pursuant to Section 1(b)(4), Client shall make such payment in the form of a wire transfer to the following account: [Confidential]
                    (iii) Client shall execute and deliver to Fifth Third an assignment of or schedule of accounts (or both) with respect to each Receivable to be purchased in such form as Fifth Third may require. In addition, Client shall deliver to Fifth Third with respect to the Receivables to be purchased: (aa) if requested by Fifth Third, a purchase order signed by the applicable Account Debtor or, alternatively, an unsigned purchase order accompanied by an invoice and signed proof of delivery; (bb) if requested by Fifth Third, a valid invoice in the form currently used by Client with regard to the subject Receivables with evidence of shipment of goods in accordance with any applicable purchase order; (cc) if requested by Fifth Third, a certificate duly executed by or on behalf of the applicable Account Debtor stating that all merchandise has been duly delivered or services have been satisfactorily completed in accordance with the purchase order; (dd) any contracts, agreements, chattel paper, notes, securities and instruments evidencing or relating to the Receivable to the extent any of the preceding exists and is requested by Fifth Third; (ee) any credit memoranda and (ff) such other documents and certificates as Fifth Third may request.
                    (iv) With respect to the initial purchase of Purchased Receivables under Schedule A-1, such purchase shall not occur or be effective until the first date, on or after the date specified as the “Effective Date” on such Schedule A-1, on which Fifth Third shall have received: (aa) duly executed counterparts of this Agreement, (bb) duly executed counterparts of the Blocked Account Agreement, (cc) to the extent applicable, evidence satisfactory to Fifth Third that all existing liens on the Receivables to be purchased have been released and appropriate arrangements made to amend or terminate the UCC filings related thereto, (dd) Client’s authorizing corporate resolutions, corporate organizational documents and (ee) legal opinions (covering, at a minimum, (x) due authorization, execution and delivery, (y) enforceability and perfection and (z) true sale) as Fifth Third may request;
               (3) From and after Client’s sale and Fifth Third’s purchase of any Receivable, Fifth Third shall (i) have exclusive control and shall, subject to Section 1(b)(4), be entitled to collect and receive all amounts payable under the Purchased Receivable and (ii) have a first claim to any rights under a policy of insurance relating to the Purchased Receivable. Fifth Third shall from and after such time be vested with all of Client’s rights in the Purchased Receivable including without limitation: (i) Client’s right of replevin and reclamation with respect to the merchandise underlying the Purchased Receivable; and (ii) subject only to the rights assigned to Servicer under Section 6, Client’s right to extend the time for payment under, or make any compromise, adjustment or modification with respect to, the Purchased Receivable; provided, however, that Fifth Third shall not undertake any of the foregoing unless an Event of Default has occurred and is continuing or the Termination Date has occurred or Client shall have failed to take appropriate action with respect to such Purchased Receivable after Fifth Third’s reasonable request therefor. Without limiting the foregoing, Client hereby assigns to Fifth Third all rights of Client under each contract underlying a Purchased Receivable relating to the collectibility of payments thereunder, security interests and other liens created in connection therewith and the enforcement thereof, but Fifth Third does not and shall not thereby assume any obligations of Client under any such contract. Notwithstanding the foregoing, (i) Client shall perform all of its obligations (if any) pursuant to any contract or agreement relating to any Purchased Receivables to the same extent as if such Purchased Receivables had not been transferred hereunder (and the exercise by Fifth Third of its rights hereunder shall not relieve Client from such obligations), (ii) Client shall pay when due any taxes payable by Client under applicable law, including any sales taxes payable in connection with Purchased Receivables and their creation and satisfaction, and (iii) Fifth Third shall not have any obligation or liability with respect to any Purchased Receivable or any security or document or agreement related thereto, nor shall Fifth Third be obligated to perform any of the obligations of Client or any Account Debtor under any of the foregoing.
               (4) All amounts received by Client with respect to Purchased Receivables (other than any amounts in excess of the aggregate Agreed Base Values for such Purchased Receivables) shall be tracked separately from amounts received by Client on Receivables that do not constitute Purchased Receivables and held in trust by Client for Fifth Third, and Client (or Servicer, if different from Client) will deliver to Fifth Third all amounts, checks, monies or other forms of payment with respect to Purchased Receivables (collectively, payment received “Remittances”), net of any amounts that have been earned by Client (or Servicer, if different from Client) as an Incentive Servicing Fee in accordance with Section 6(a); provided, however, that, until the Termination Date and subject to Section 3(e), such Remittances may be used by Servicer, as agent for and on account of Fifth Third, to purchase from Client like Receivables that meet all of the requirements contained herein applicable to the original Purchased Receivables (“Replacement Receivables”), including Sections 1(a)(E) through (G), but excluding Sections 1(a)(A) through (D). Such Replacement Receivable shall be repurchased by the Client in an amount equal to the face amount thereof, times the Purchase Price Percentage set forth in the current Schedule A (or supplement thereto). The Replacement Receivables shall (i) also be held for the exclusive benefit and account of Fifth Third to the same extent as the original Purchased Receivables, and (ii) shall constitute “Purchased Receivables” for all purposes of this Agreement. Fifth Third assumes no responsibility in the acceptance of checks or other forms of payment of the Purchased Receivables. Irrespective of whether or not a Termination Date has occurred, Client and/or Servicer will (x) pursuant to Section 5(g), deposit into the Blocked Account (for the benefit of Fifth Third) all Remittances received on, or on account of, Purchased Receivables, net of any amounts that have been earned by Client (or Servicer, if different from Client) as an Incentive Servicing Fee in accordance with Section 6(a), and (y) thereafter, weekly remit to Fifth Third such Remittances held in the Blocked Account (for the benefit of Fifth Third) to the extent such Remittances are not used to purchase Replacement Receivables in accordance with the terms of the proviso set forth in the first sentence of this Section 1(b)(4). For purposes of maintaining the perfection of Fifth Third’s interest in any Purchased Receivables and the proceeds thereof, Fifth Third hereby appoints Client as its agent in respect of any Remittances prior to such Remittances being used to purchase Replacement Receivables; provided that Client’s sole duty as such agent shall be to hold such Remittances for the benefit of Fifth Third or purchase Replacement Receivables on behalf of Fifth Third as aforesaid.
               (5) Fifth Third shall not be obligated to purchase any Receivable hereunder (other than Replacement Receivables purchased in accordance with Section 1(b)(4)) unless and until: (i) Fifth Third accepts the Receivable for sale in accordance with the terms hereof; and (ii) all other terms and conditions set forth herein with respect to such purchase shall have been satisfied. Fifth Third’s purchase of any Receivable or Receivables on one occasion shall not obligate Fifth Third to purchase any other Receivable (other than Replacement Receivables purchased in accordance with Section 1(b)(4)) on any future occasion.
               (6) All invoices relating to the Receivables to be purchased shall be in a form substantially similar to the form of invoice with respect to such Receivables initially reviewed and approved by Fifth Third prior to the relevant Effective Date (or in such other form as Fifth Third may from time to time approve).
               (7) If: (i) an Account Debtor, after receiving and accepting goods or services rendered (subject to all representations and warranties herein), fails to pay a Purchased Receivable when due and such nonpayment shall be the result of or arise from the assertion of any claim or dispute by such Account Debtor against Client or its affiliate for any reason whatsoever, including without limitation, denial of or disputes over the amount of a claim represented by a Purchased Receivable, lack of adequate coverage, disputes concerning the delivery, quantity, quality, or other attributes of the goods or services rendered, or the exercise of any counterclaim or offset (whether or not such claim, counterclaim or offset relates to the specific Purchased Receivable) or (ii) any representation or warranty made by client set forth in Section 4 has been breached or any unauthorized or fraudulent act on the part of the Client or the Servicer with respect to a Purchased Receivable has occurred and, in each case, remains uncured for ten (10) days after notice thereof (each of the circumstances (i) and (ii) referred to as a “Repurchase Event”) then such Purchased Receivables shall be subject to repurchase by Client as provided in Section 9(a). It is understood and agreed that in the event that any Purchased Receivable shall be a Delinquent Receivable other than as a result of a Financial Inability to Pay, the applicable Account Debtor shall be presumed to have asserted a claim or dispute with respect thereto (thus giving rise to a Repurchase Event with respect to such Receivable), unless Client shall rebut such presumption to the satisfaction of Fifth Third and, in connection therewith, shall provide to Fifth Third all of the materials referenced in Section 6(d) with respect to such Receivable. Once a Receivable has been repurchased pursuant to Section 9, it shall no longer be a Purchased Receivable.
               (8) If at any time, either (i) the aggregate amount of the Agreed Base Values (as of the relevant Effective Date) for the Purchased Receivables less any Remittances received in respect of such Purchased Receivables shall exceed the Maximum Facility Limit or (ii) the aggregate amount of the Agreed Base Values (as of the relevant Effective Date) for the Purchased Receivables from a particular Account Debtor less any Remittances received in respect of such Purchased Receivables from a particular Account Debtor, shall exceed the Concentration Limit with respect to such Account Debtor, such occurrence shall be referred to as a “Rescission Event.” Upon the occurrence of a Rescission Event, Fifth Third shall be entitled to rescind its purchase of Purchased Receivables (such Purchased Receivables the “Rescission Receivables”) having an aggregate face amount equal to the amount of such excess, and Client shall thereupon be immediately obligated to remit to Fifth Third an amount equal to the face amount of such Rescission Receivable, times the Purchase Price Percentage set forth in the current Schedule A (or supplement thereto). Provided no Servicer Default then exists or has occurred, the Servicer shall have the right, on behalf of Fifth Third, to designate which Purchased Receivables shall be Rescission Receivables. Fifth Third shall be deemed to have exercised its rescission rights hereunder automatically, upon the occurrence of any Rescission

Event, unless and until Client shall receive notice from Fifth Third to the contrary. Rescission Receivables shall, upon remittance by the Client of the rescission amount therefor, immediately cease to be Purchased Receivables under this Agreement; provided, however, that nothing herein shall prevent such Rescission Receivables from being eligible to be subsequently re-tendered for purchase hereunder. Once the Client has remitted the rescission amount for a Purchased Receivable pursuant to this Section 1(b)(8), it shall no longer be a Purchased Receivable.
          (c) The sale or other transfer or conveyance of Purchased Receivables do not create, nor are they intended to create, an assumption by Fifth Third of any of Client’s obligations in connection with such Receivables or any agreement or instrument relating thereto, including, without limitation, any obligation to any Account Debtor. Notwithstanding the foregoing, it is the further intention of the parties to this Agreement that, if a court of competent jurisdiction were to determine that such transfer of Purchased Receivables is not a sale, such transfer shall be deemed a grant of a first priority security interest in such Purchased Receivables, the Blocked Account and all proceeds thereof to secure Client’s obligations to Fifth Third under this Agreement, including (without limitation) Client’s obligation to repurchase certain Purchased Receivables as provided in Section 9(a).
     2. Term and Payment of Remittances.
          (a) Fifth Third may immediately upon [Confidential] the occurrence of an Event of Default, accelerate the date on and after which Client can no longer use Remittances to purchase Replacement Receivables under a particular Schedule A as set forth in the definition of “Termination Date”.
          (b) The facility shall terminate at the end of the Revolving Period. At such time, Fifth Third shall have no further obligation to take any action after Client’s tender of Receivables for purchase, and the Client shall not use Remittances to purchase Replacement Receivables.
          (c) With respect to any Purchased Receivable, all Remittances in respect thereof shall be paid to Fifth Third in accordance with the terms of Section 1(b)(4).
     3. Fees.
          (a) Servicer shall be entitled to a Servicing Fee from Fifth Third as set forth in Section 6.
          (b) The parties hereto acknowledge and agree that (i) the discount rate paid by Fifth Third for Purchased Receivables, as reflected in the Purchase Price Percentage has been negotiated based upon a certain spread (e.g., 100 bps) in excess of a reference rate for Fifth Third’s cost of funds (commonly referred to as the London Interbank Offered Rate (“LIBOR”)) for the Day Count specified in the current Schedule A, (ii) that Fifth Third shall provide the Client with the applicable LIBOR, prior to any applicable Effective Date or Reset Date and (iii) upon each Effective Date and Reset Date, Client will pay to Fifth Third an amount (the “Reset Date Payment”) equal to: the Principal * (LIBOR+Program Fee) * Day Count/360; provided that after an Event of Default shall have occurred and be continuing or after any event that with the passage of time shall be an Event of Default, “LIBOR” shall equal the Default Rate.

               Fifth Third shall notify Client two business days prior to each Effective Date or each Reset Date, as applicable, of the relevant LIBOR rate for the specified term commencing on such Effective Date or such Reset Date. Client agrees to pay to Fifth Third on the relevant Effective Date or such Reset Date the amount of the Reset Date Payment owing by Client to Fifth Third on such Effective Date or such Reset Date pursuant to this Section 3(b). Fifth Third shall provide Client with reasonable detail of the manner in which any amount payable under this Section 3(b) was calculated and Fifth Third’s determination of any such amount shall be conclusive in the absence of manifest error. Each Reset Date Payment made hereunder shall be applied by Fifth Third as follows: (i) with respect to Purchased Receivables other than Purchased Receivables with respect to which a Repurchase Event or Rescission Event shall have occurred, the applicable portion of each Reset Date Payment shall be applied as an adjustment to the Purchase Price paid by Fifth Third therefor; and (ii) with respect to Purchased Receivables with respect to which a Repurchase Event or Rescission Event shall have occurred, the applicable portion of each Reset Date Payment shall be applied toward the repurchase obligation of Client, pursuant to Section 9(a) with respect to such Purchased Receivable.
          (c) [Reserved]
          (d) [Reserved]
          (e) If a particular Schedule A includes an annex indicating a different projected Required Amount for each Reset Date following the Effective Date, then on (or prior to) each Reset Date prior to the Termination Date Client and Guarantor shall execute a new supplemental Schedule A (denoted “Schedule A-___(___)”; e.g., “Schedule A-5(b)”), which supplemental Schedule A shall be deemed to amend and restate the initial Schedule A (e.g., “Schedule A-5(a)”) and any subsequent Schedule as to which such supplement relates. Such supplemental Schedule A will reference the same Stated Termination Date, but will include a new Effective Date (which shall be the relevant Reset Date), Required Amount (per the annex to the relevant initial Schedule A), Purchase Price (which shall be subject to adjustment pursuant to Section 3(b)) and Structuring Fee, and may include a different Agreed Dilution Percentage and/or other terms as negotiated and mutually agreed upon by the parties. In the event that the new Required Amount on the applicable Reset Date is less than the immediately preceding applicable Required Amount, then the new Required Amount shall constitute a cap on the amount of Remittances that may be used by Client to purchase Replacement Receivables, and the Remittances from Purchased Receivables purchased by Fifth Third pursuant to a prior Schedule A that are not applied to Replacement Receivables (including because such application would cause the amount of Purchased Receivables to exceed the then-applicable Required Amount) shall be remitted to Fifth Third in accordance with Section 1(b)(4). In the event that the new Required Amount on the applicable Reset Date is greater than the immediately preceding applicable Required Amount, then the amount by which the new Required Amount exceeds the immediately preceding applicable Required Amount shall constitute additional Receivables to be purchased by Fifth Third hereunder, which purchase shall be funded by Fifth Third to Client on the applicable Reset Date at the applicable Purchase Price Percentage set forth on the relevant supplemental Schedule A.

     4. Representations and Warranties.
          (a) Each of Client, Servicer and Guarantor represents and warrants to Fifth Third on the date hereof, on each applicable Effective Date (and, with respect to each Replacement Receivable, on the date that Fifth Third is deemed to have purchased such Replacement Receivable) and at each time Client submits to Fifth Third a request that Fifth Third purchase any Receivable that: (i) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization with the corporate power and authority to carry on its activities as now conducted and as contemplated under this Agreement, and to execute, deliver, perform and secure its obligations under this Agreement in accordance with its terms; (ii) the execution, delivery and performance by it of this Agreement (aa) have been duly authorized by all necessary action, and (bb) do not and will not conflict with, or result in a violation of, any applicable provision of existing law, rule or regulation applicable to it, any judgment, order or decree applicable to or binding on it, its charter or bylaws or any indenture, contract, agreement, mortgage, deed of trust or other instruments to which Client is a party or by which it or its property is bound; (iii) this Agreement has been duly authorized, executed and delivered by it, and is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except to the extent, if any, that the enforceability thereof may be limited by (aa) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, debt adjustment or other similar law or enactment now or hereafter enacted affecting the enforcement of creditors’ rights generally and (bb) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (iv) all authorizations, permits, consents, approvals, licenses or exemptions from, registrations or filings with, or reports to, any governmental or regulatory unit or other party or entity necessary for it to enter into this Agreement and to perform its obligations hereunder have been obtained and remain in full force and effect, and no other such authorizations, permits, consents, approvals, licenses, exemptions, registrations, filings or reports are necessary for the due execution, delivery and performance by it of this Agreement; (v) no agreement exists between Client and any Account Debtor that could interfere with such Account Debtor’s payment of and performance under the Purchased Receivables in accordance with the relevant invoices; (vi) each contract underlying a Purchased Receivable, by its terms, is freely transferable; (vii) each contract underlying a Purchased Receivable is governed according to the laws of a state of the United States of America; (viii) each contract underlying a Purchased Receivable contains (aa) no material restrictions or limitations on Client’s (or its assignee’s) ability to pursue collection of such Receivables and enforcement of such contract and (bb) no mandatory arbitration provisions; and (ix) it has complied (and will continue to comply) with all applicable agreements and requirements contained in this Agreement, including without limitation those set forth in Section 5.
          (b) Client acknowledges that as to each Receivable sold hereunder that it expressly represents, warrants, agrees (and furthermore acknowledges that Fifth Third is expressly relying thereon) that immediately prior to the purchase of such Receivable by Fifth Third pursuant to Section 1 hereof: (i) Client is the lawful owner of each such Receivable; (ii) each such Receivable shall be sold and assigned to Fifth Third as absolute owner free and clear of all liens, claims and security interests and Fifth Third shall have a first priority perfected security interest in the Purchased Receivables, and Client has complied with (and will continue to comply with) the requirements of Section 5(e) with respect to each such Receivable; (iii) each such Receivable is for a certain, definite, undisputed and liquidated amount and represents an amount owed to Client as a result of a bona fide sale in the ordinary course of business of a product or service to an Account Debtor who is not affiliated with Client; (iv) complete deliveries have been made under any agreement, representation or understanding between Client and the applicable Account Debtor with respect to each such Receivable, and, as required by Section 1(b)(2)(iii)(dd), any contracts or agreements relating to each such Receivable have been delivered to Fifth Third; (v) no such Receivable is past due according to its terms (i.e., unpaid beyond the Maximum Invoice Tenor Period); (vi) the applicable Account Debtor is not, and will not be, entitled to any offset, deduction, counterclaim, contra account and/or other credit with respect to such Receivable or will be subject to any dispute or claim (other than Credits that would not cause a breach of the representation in clause (vii) below) by an Account Debtor including, but not limited to, with respect to price, terms, quality, quantity or delay in shipment; (vii) no such Receivable is or shall otherwise be subject to, any offset, counterclaim, contra account or any defense of any kind or character with respect to any such Receivable (collectively, “Credits”) that would cause the aggregate amount of all Credits with respect to all Purchased Receivables purchased by Fifth Third under a particular Schedule A to exceed the Agreed Dilution Percentage; (viii) Client does not have any knowledge of any fact that could reasonably be expected to affect the validity or collectibility of any such Receivable (other than Credits that would not cause a breach of the representation in Section 4(b)(vii)); (ix) no such Receivable represents a delivery of merchandise upon “consignment,” “guaranteed sale,” “sale or return,” “payment on reorder” or similar terms; (x) no such Receivable represents a “pack, bill and hold” or similar transaction; (xi) the names of the Account Debtors and the amounts owing on the due dates of each such Receivable are correctly stated in all instruments of assignment, schedules, invoices or other documentation furnished by Client to Fifth Third; (xii) no other sale, assignment or grant of a security interest or lien of any kind whatsoever presently exists or will thereafter be created in favor of any person or entity with respect to any such Receivable; (xiii) any and all information furnished by Client to Fifth Third in connection with the sale of each such Receivable is and will be true and correct in all material respects at the time that such information is furnished to Fifth Third; (xiv) Client has strictly complied with all applicable laws and regulations in connection with Client’s sale of products or services giving rise to each such Receivable; (xv) all proceeds from the sale of such Receivables will be used by Client in accordance with requirements of law, and will not be used, directly or indirectly, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose; (xvi) each such Receivable is and will be payable in United States dollars; (xviii) each such Receivable constitutes an “account” as defined in Section 9-102 of the Uniform Commercial Code as in effect in the state of Client’s formation and in the state of Client’s principal place of business, (xix) each obligor of a Receivable is an Account Debtor, and (xx) no such Receivable has a due date beyond the Maximum Invoice Tenor Period. Client acknowledges that the representations and warranties made herein are a material inducement to Fifth Third’s purchase of the Receivables to be purchased hereunder.
          (c) Client authorizes Fifth Third to represent and warrant to any subsequent transferee or assignee of any Receivable that at the date of purchase of the Receivable by Fifth Third the Receivable represented a legally valid indebtedness of the applicable Account Debtor for the amount of such Receivable and that there were no known defaults or counterclaims with respect to such Receivable. Client shall indemnify Fifth Third from and against any liability incurred by Fifth Third, or any claims made against Fifth Third, as a result of any such representation or warranty by Fifth Third.
     5. Covenants of Client. Client and, to the extent applicable, Servicer and Guarantor shall comply with each of the following covenants during the term of this Agreement:
          (a) Client shall deliver to Fifth Third in form and detail satisfactory to Fifth Third (but only to the extent not delivered to Fifth Third under Client’s syndicated bank credit facility or otherwise):
               (i) as soon as available, but not later than 95 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of Guarantor as at the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm, which opinion shall state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with Generally Accepted Accounting Principles applied on a basis consistent with prior years (except for changes agreed upon by Guarantor and such auditors which are disclosed and described in such statements). Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the records of Guarantor; and
               (ii) as soon as available, but not later than 50 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited consolidated balance sheet of Guarantor as of the end of such quarter and the related consolidated statements of income and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by any responsible financial officer of Guarantor as being complete and correct and fairly presenting in all material respects, in accordance with Generally Accepted Accounting Principles, the financial position and the results of the operations of Guarantor.
          (b) Client, Servicer and Guarantor each shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and privileges as a corporation or partnership, as the case may be, under the laws of its state of organization.
          (c) Neither Client nor Servicer will create, incur, assume or suffer to exist any lien or other encumbrance (other than those arising hereunder and except for such non-consensual encumbrances as may arise in the ordinary course of Client’s business) on: (i) the Purchased Receivables (whether now existing or hereafter arising) or (ii) any proceeds of the Purchased Receivables.
          (d) Notwithstanding anything to the contrary, Client and Servicer each shall apply all amounts, checks, monies or other forms of payment received (i) from any Account Debtor who is an Account Debtor with respect to Purchased Receivables and with whom Client has other Receivables and (ii) which do not clearly indicate the Receivables which are being paid, first to Purchased Receivables on such Account Debtor until all such Receivables have been paid in full and, thereafter, to Receivables which are not Purchased Receivables.
          (e) In connection with each Purchased Receivable and at its own expense, Client and Servicer each shall (i) on the applicable date of sale to Fifth Third, indicate or cause to be indicated clearly and unambiguously in its accounting records and mark or cause to be marked on any paper invoice or the electronic ledger for any electronic invoice that such Receivable has been sold to Fifth Third pursuant to this Agreement; (ii) ensure that its balance sheet indicates that the Purchased Receivables have been sold to Fifth Third; (iii) not mislead any creditor with respect to Fifth Third’s ownership of the Purchased Receivables; (iv) inform any person or entity that may inquire that the Purchased Receivables have been sold to Fifth Third without recourse; (v) not hold out the Purchased Receivables as being able to satisfy any obligation owed or that may be owed to any creditor or potential creditor of Client; and (vi) promptly (and in any event within five (5) days) upon the request of Fifth Third, provide Fifth Third with a list of, an accounts receivable aging report for and any other similar financial or accounting document relating to, all Purchased Receivables.
          (f) Client and Servicer each shall notify Fifth Third in the event any of the following events occur as promptly as practical (but in any event within five (5) days) after Client or Servicer, as applicable, becomes aware, or has any reason to believe, such event has occurred or will likely occur:
               (i) a general meeting of unsecured creditors shall be called by any Account Debtor or on behalf of such Account Debtor;
               (ii) a voluntary or involuntary proceeding shall have been instituted in a United States Bankruptcy Court to adjudge an Account Debtor bankrupt;
               (iii) a petition shall have been filed in a United States Bankruptcy Court for the corporate reorganization of an Account Debtor (Chapters 11 or 12, as may be amended from time to time) or for the arrangement of the debts of an Account Debtor (Chapter 13, as may be amended from time to time);
               (iv) a receiver is appointed of the whole or any part of the property of an Account Debtor;
               (v) an Account Debtor, or a third party on behalf of such Account Debtor, shall have made a general offer of compromise, in writing, to his, her or its creditors for less than his, her or its indebtedness;
               (vi) possession shall have been taken of an Account Debtor’s assets under an assignment or deed of trust executed by such person for the benefit of his, her or its creditors;
               (vii) a creditors committee shall have been formed for the sole purpose of liquidation of an Account Debtor;

               (viii) possession shall have been taken of an Account Debtor’s business assets under a chattel mortgage given thereon;
               (ix) a sale in bulk is made of an Account Debtor’s property;
               (x) an Account Debtor’s assets shall have been sold under a writ of execution or attachment, or a writ of execution shall have been returned unsatisfied;
               (xi) an Account Debtor shall have absconded;
               (xii) an Account Debtor’s assets shall have been sold under a distraint or levy by any taxing authority, or by a landlord;
               (xiii) [ Confidential ]
               (xiv) the assertion of any material dispute of, or any claim of a Credit with respect to, any Purchased Receivable by any Account Debtor;
               (xv) a Servicer Default shall have occurred hereunder; or
               (xvi) an Event of Default shall have occurred hereunder.
          (g) In accordance with Section 1(b)(4), Client, Servicer and Guarantor shall cause all Remittances to be held in trust for the benefit of Fifth Third and forward such Remittances to the Blocked Account on a weekly basis. For purposes of maintaining the perfection of Fifth Third’s interest in any Remittances forwarded to, or otherwise received by, Client, Servicer or Guarantor, Fifth Third hereby appoints each of Client, Servicer and Guarantor as its agent in respect of such funds and other property; provided that, subject to Section 1(b)(4), Client’s, Servicer’s and Guarantor’s sole duty as such agent shall be to hold such funds or other property in trust for the benefit of Fifth Third and to transfer such funds or other property to the Blocked Account as aforesaid. As a matter of clarification, it is understood and agreed that all Remittances in the possession of Client, Servicer or Guarantor, whether held in the Blocked Account or otherwise, shall constitute the property of Fifth Third to be held in trust for the benefit of Fifth Third pursuant to the terms of this Agreement (including the terms of Section 1(b)(4)).
          (h) Client and Servicer each shall do or cause to be done all things necessary or reasonably requested by Fifth Third under any foreign laws applicable to an Account Debtor that is incorporated or organized in a jurisdiction outside of the United States in order to (i) ensure that Fifth Third has and continues to have good title to the Purchased Receivables, and (ii) ensure that Fifth Third has and continues to have the ability to enforce all rights purported to be transferred to Fifth Third hereunder with respect to the Purchased Receivables.
          (i) Neither Client nor Servicer shall make any material change in its credit and collections procedures that would adversely affect the validity, enforceability or collectibility of the Purchased Receivables or materially adversely affect the ability of Client or Servicer to perform its obligations hereunder without the prior written consent of Fifth Third.
          (j) Without the prior written consent of Fifth Third, Client will not amend, modify or waive any term or condition of any contract underlying any Purchased Receivable, which amendment, modification or waiver would adversely affect the validity, enforceability or collectibility of such Receivable or adversely affect Fifth Third’s right to collect any Purchased Receivable.
     6. Servicing.
          (a) Until Fifth Third gives notice to Client of the designation of a new Servicer as provided herein, Client is hereby designated as, and hereby agrees to perform the duties and obligations of, the servicer pursuant to the terms hereof (the “Servicer”) with respect to the Purchased Receivables; provided that, with respect to any group of Purchased Receivables, Client (solely in its capacity as Servicer) may, at any time, upon prior written notice to Fifth Third, designate any affiliate of Client as sub-servicer hereunder; provided, however, that such affiliate shall not become Servicer and, notwithstanding any such delegation, Client shall remain liable for the performance of the duties and obligations of Servicer in accordance with the terms of this Agreement without diminution of such liability by virtue of such delegation and to the same extent and under the same terms and conditions as if Client alone were performing such duties and obligations. The parties agree that Guarantor shall serve as the initial such sub-servicer hereunder. Client acknowledges that Fifth Third has relied on the agreement of Client to act as Servicer hereunder in making its decision to execute and deliver this Agreement. Accordingly, Client agrees that it shall not voluntarily resign as Servicer. In consideration of the performance by Servicer of its obligations hereunder with respect to Purchased Receivables under a particular Schedule A, Servicer shall be entitled to receive the Servicing Fee from Fifth Third. Such Servicing Fee shall be payable in advance with respect to each Schedule A or supplemental Schedule A, on or prior to the Effective Date thereof. Furthermore, to the extent collected by Client, Client shall be entitled to receive and retain an amount equal to Remittances collected on Purchased Receivables in excess of the aggregate amount of the Agreed Base Values (as of the relevant Effective Date) for such Purchased Receivables as an “Incentive Servicing Fee.” If an Event of Default or Servicer Default occurs hereunder, (i) Fifth Third may designate as Servicer with respect to all or any portion of the Purchased Receivables any person (including Fifth Third or any of its affiliates) to succeed Client or any successor Servicer, on the condition in each case that any such person so designated shall agree to perform the duties and obligations of Servicer pursuant to the terms hereof, and Client agrees that it shall reimburse Fifth Third for all increase in costs, expenses or fees incurred by it as a result of, or in connection with, such designation, and (ii) Fifth Third shall have the right to setoff any Servicing Fee owed to Client pursuant to this Section 6(a) against the amount of any of Client’s indemnity or other obligations hereunder.
          (b) Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer, service and collect each Purchased Receivable from time to time (including without limitation minimizing the amount of any Credits and keeping a proper accounting of any Credits that are asserted by an Account Debtor), all at the Servicer’s expense and in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with any credit and collection policy agreed to by Client and Fifth Third with respect to a Purchased Receivable; provided, however, that Servicer shall not extend the maturity of any Purchased Receivable without Fifth Third’s prior consent, which consent shall not be unreasonably withheld. In addition, Servicer shall remit any and all Remittances received with respect to any Purchased Receivables to Fifth Third in accordance with the terms of Section 1(b)(4), and shall likewise forward all other payments and fees owed to Fifth Third pursuant to the terms hereof. Without Fifth Third’s consent, Client, in its capacity as Servicer, shall not take any action (or omit to take any action that it would customarily take in servicing Receivables) where such action (or inaction) with respect to any Purchased Receivable is reasonably likely to impair Fifth Third’s rights therein or the enforceability, value or collectibility thereof. Without limiting the foregoing, Client, in its capacity as Servicer, shall not take any action (or omit to take any action that it would customarily take in servicing Receivables) that results in preferential treatment for Receivables of an Account Debtor that do not constitute Purchased Receivables. Servicer shall have the right to directly communicate with any Account Debtor with respect to Purchased Receivables (and, in the case of clause (ii), to commence collection proceedings with Fifth Third’s consent on Fifth Third’s behalf): (i) to obtain current information not already provided on such Account Debtor’s financial condition and creditworthiness, and (ii) to determine if any portion of any Purchased Receivable is past due. Notwithstanding anything to the contrary contained herein, upon the occurrence and continuance of an Event of Default or to the extent any Purchased Receivable is a Delinquent Receivable, Fifth Third may direct Servicer, at Fifth Third’s sole expense, to commence or settle any legal action to enforce collection of any Purchased Receivable or to foreclose upon or repossess any underlying security related thereto.
          (c) If Client is not Servicer, then Client shall deliver to Servicer and Servicer shall hold for the benefit of Client and Fifth Third in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Purchased Receivable. Servicer shall hold (and shall cause each sub-servicer to hold) in trust (and, during the continuance of an Event of Default, at the request of Fifth Third, segregate) for Fifth Third’s benefit, any Remittances received by Servicer (or any sub-servicer) with respect to the Purchased Receivables, and distribute the same to Fifth Third in accordance with the terms of Section 1(b)(4) or otherwise upon Fifth Third’s direction. Servicer agrees to make its records, files and books of account available to Fifth Third on request, and to allow Fifth Third and its agents and representatives to visit Servicer’s premises upon reasonable notice and during normal business hours to examine such records, files and books of account, to make copies or extracts thereof, and to conduct such examinations as Fifth Third deems necessary. In addition, on the fifteenth calendar day of each month, Servicer shall deliver to Fifth Third a statement of its account showing all accountings relating to all Purchased Receivables as of the last day of such month. Such statements of account shall be deemed correct and binding absent manifest error, unless Servicer receives a written statement from Fifth Third to the contrary within five (5) days after same is received by Fifth Third.
          (d) For all Purchased Receivables which are past due for any reason, but excluding those Purchased Receivables which are past due solely as a result of a Repurchase Event, Servicer shall immediately notify Fifth Third and provide to Fifth Third, promptly (and in any event within one business day), each of the following: (i) a copy of the applicable Account Debtor’s purchase order and/or a signed confirmation thereof or a signed confirmation of the delivery of goods thereunder; (ii) a copy of each outstanding invoice (in electronic or paper form) and all credit memoranda; (iii) a notarized statement of account; (iv) at Fifth Third’s request, copy of all correspondence to and from the applicable Account Debtor relating to such Purchased Receivables; (v) a copy of Servicer’s complete collection file on the applicable Account Debtor relating to such Purchased Receivables; (vi) all guarantees, collateral documents and security agreements relating to such Purchased Receivables, (vii) proof of delivery of goods or rendering of services relating to such Purchased Receivables, and (viii) such other documents and information that Fifth Third may reasonably request relating to such Purchased Receivables. Further, with respect to any Purchased Receivable that is a Delinquent Receivable and that has not been repurchased by Client, Servicer shall provide to Fifth Third upon request (promptly, and in any event within one business day) (x) a true and complete copy of any contract relating to such Purchased Receivable, together with any modifications or side letters related thereto, each written in English, and (y) any other evidence of nonpayment of such Purchased Receivable as may reasonably be requested by Fifth Third.
          (e) The occurrence of any one or more of the following events shall constitute a “Servicer Default” hereunder:
               (1) (a) Servicer shall fail to perform or observe any term, covenant or agreement hereunder and such failure shall remain unremedied for ten (10) days following Fifth Third’s written notice thereof to Servicer, or (b) Servicer shall fail to make any payment or deposit to be made by it hereunder when due; or
               (2) any representation, warranty, certification or statement made by the Servicer in this Agreement or in any other document shall prove to have been incorrect in any material respect when made or deemed made; or
               (3) an Event of Default; or
               (4) if any Purchased Receivable is not paid (or repurchased) or rescinded within 5 Business Days of a Repurchase Event or Rescission Event, as applicable.
          (f) Notwithstanding any other provision of this Agreement, during the continuance of Servicer Default, Fifth Third may, by written notice to Client and/or Servicer (as applicable):
               (1) direct the applicable Account Debtor(s) that payment of all amounts payable under any Purchased Receivable be made directly to Fifth Third or its designee;
               (2) instruct Client or Servicer (as applicable) to give notice to the applicable Account Debtor(s), which notice shall be given at Client’s/Servicer’s expense, directing that payment of all amounts payable under any Purchased Receivable be made directly to Fifth Third or its designee; and/or
               (3) terminate and replace Servicer.
          (g) Client shall provide to Servicer on a timely basis all information needed for the servicing, administration and collection obligations of Servicer, including notice of the occurrence of any Event of Default or any event specified in Section 5(f) hereof as promptly as practicable (but in any event within five (5) days) after Client becomes aware, or has any reason to believe, such event has occurred or will likely occur.
          (h) Client shall deliver to Fifth Third Schedule B-[calendar year] in substantially the form attached as Exhibit B hereto, annually on or before the first Reset Date prior to the following fiscal year of the Client; provided that Schedule B-2006 will be delivered on March 8, 2006 and will cover the period from March 8, 2006 through the Company’s 2006 fiscal year.
          (i) By the 15th day of the Client’s fiscal month, Client shall deliver to Fifth Third each of the following reports: Factored A/R Detailed Aging, A/R Aging by Customer, and Customer A/R Activity Factored for the Client’s fiscal month.
     7. Attorney-in-Fact. Client hereby grants and conveys to Fifth Third an irrevocable power of attorney (coupled with an interest) authorizing and permitting Fifth Third, at its option, with or without notice to Client, to do any one of the following: (a) endorsing the name of Client upon any checks or other instruments that may come into Fifth Third’s possession in payment of Purchased Receivables; (b) endorsing the name of Client on any freight or express bill or bill of lading relating to any Purchased Receivables; (c) taking all action as Fifth Third deems appropriate, including without limitation the execution and filing of financing statements, in the name of and on behalf of Client to perfect any of the security interests granted to Fifth Third herein; provided, however, that Fifth Third shall not exercise any such power until the occurrence and during the continuance of an Event of Default. Client agrees that neither Fifth Third nor the attorney-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law except to the extent the same constitutes gross negligence or willful misconduct.
     8. Waiver. The waiver by Fifth Third of any particular breach by Client of a provision of this Agreement, or Fifth Third’s failure to exercise a right granted to it herein, shall not constitute a waiver of any subsequent breach or any other right.
     9. Indemnity and Repurchase Obligations.
          (a) Fifth Third’s purchase of a Receivable shall not relieve Client from any liability that might arise out of Client’s breach of any representation, warranty, covenant or agreement hereunder, or out of any unauthorized or fraudulent acts of Client, its officers, employees or agents. In the event of a Repurchase Event, Client agrees upon Fifth Third’s request, to repurchase such Receivable at a price equal to the Agreed Base Value thereof as of the Effective Date for such Receivable less any Remittances received with respect to such Receivable.
          (b) Client agrees to indemnify Fifth Third from and against all losses, damages, liabilities and costs, including attorneys fees and expenses (whether incurred in connection with trial or appellate proceedings or otherwise), incurred by Fifth Third as a result of or in connection with: (i) any claim or defense which any Account Debtor or other person may have or assert against Client or Fifth Third in connection with Purchased Receivables or this

Agreement; or (ii) any breach of any of Client’s representations, warranties, covenants or agreements contained herein, in each of (i) and (ii) except to the extent resulting from Fifth Third’s gross negligence or willful misconduct.
          (c) Fifth Third shall have the right to charge (by setoff or otherwise) any of Client’s accounts maintained with Fifth Third, without notice, for the amount of any of Client’s indemnity or other obligations hereunder.
          (d) The remedies set forth in this Agreement or otherwise available under applicable law shall be cumulative, and no election by Fifth Third to exercise any remedy shall preclude it from thereafter exercising any other remedy.
     10. Default and Remedies. An event of default (“Event of Default”) shall be deemed to have occurred hereunder upon the occurrence of one or more of the following:
          (a) Client shall fail (i) to pay, when and as required to be paid herein, any amount on account of repurchasing any Purchased Receivable, or (ii) to make any payment or deposit to be made by it hereunder when due; or
          (b) Servicer or Guarantor (i) shall fail to make any payment in respect of any indebtedness having an aggregate principal amount of $10,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit, the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such indebtedness to be declared to be due and payable prior to its stated maturity; or
          (c) Servicer or Guarantor (i) shall generally fail to pay its debts as they become due; (ii) commences any insolvency proceeding with respect to itself; or (iii) takes any action to effectuate or authorize any of the foregoing; or
          (d) Any involuntary lien, garnishment, attachment or the like shall be issued against or shall attach to the Purchased Receivables, the Collateral or any portion thereof and the same is not released or Client fails to repurchase such Purchased Receivables within ten (10) days;
          (e) (i) Any involuntary insolvency proceeding is commenced or filed against Servicer or Guarantor; or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of Servicer’s or Guarantor’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) Servicer or Guarantor admits the material allegations of a petition against it in any insolvency proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any insolvency proceeding; or (iii) Servicer or Guarantor acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar person for itself or a substantial portion of its property or business; or
          (f) One or more non-interlocutory judgments, orders or decrees shall be entered against Servicer or Guarantor involving in the aggregate a liability (not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $10,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 30 days after the entry thereof.
          (g) Client, including in its role as Servicer hereunder, shall breach any covenant or agreement set forth herein, or any warranty or representation set forth herein shall be untrue when made, and the same is not cured to Fifth Third’s reasonable satisfaction within ten (10) days after such breach or occurrence;
          (h) Any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Servicer, or by any other person on behalf of Client, to Fifth Third is not true and correct in any material respect as of the date given.
          (i) A material adverse change shall have occurred in Servicer’s financial conditions, business or operations in Fifth Third’s opinion.
Upon the occurrence and during the continuance of any such Event of Default, Fifth Third (i) the discount rate set forth in Section 3(b) shall be the Default Rate, (ii) shall have no further obligation to take any action after Client’s tender of Receivables for purchase, (iii) may, by written notice to Client, accelerate the date on and after which Client or Servicer can no longer use Remittances to purchase Replacement Receivables and (iv) may immediately exercise its rights and remedies hereunder or pursuant to applicable law with respect to the Purchased Receivables, including giving notice to each Account Debtor to remit payment of all amounts payable under any Purchased Receivable directly to Fifth Third or to an account identified by Fifth Third; provided, however, that Fifth Third will hold all collections that are not Remittances in trust for Client and, subject to the provisions of Section 5(d) hereof, will deliver such collections to Client promptly.
     11. Cumulative Rights; Waivers. All rights, remedies and powers granted to Fifth Third in this Agreement, or in any other instrument or agreement between Client and Fifth Third are cumulative and may be exercised singularly or concurrently with such other rights as Fifth Third may have. These rights may be exercised from time to time as to all or any part of the Purchased Receivables as Fifth Third in its reasonable discretion may determine. In the event Fifth Third deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of Client’s default, Client waives any requirement that Fifth Third post or otherwise obtain or procure any bond. Alternatively, in the event Fifth Third, in its sole and exclusive discretion, desires to procure and post a bond, Fifth Third may procure and file with the court a bond in an amount up to and not greater than $10,000,000.00 notwithstanding any common or statutory law requirement to the contrary. Upon Fifth Third’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law. Client also waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Fifth Third is thereafter, for whatever reason(s), vacated, dissolved or reversed.
     12. Termination. No termination or cancellation (regardless of cause or procedure) of the transactions or relationship contemplated under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Client or the rights of Fifth Third relating to any transaction or event occurring prior to such termination or cancellation. All undertakings, agreements, indemnifications, covenants, warranties and representations contained herein shall survive such termination or cancellation. Client acknowledges that it has a duty to timely pay any tax obligation(s) and that if, for whatever reason, a tax lien or levy were to issue, Client shall cause such lien or levy to be satisfied or discharged within ten (10) days. Until such lien or levy is satisfied and discharged, Fifth Third shall be entitled to withhold any sum(s) that may otherwise be due Client and may remit same to the appropriate governmental tax authority. Moreover, Client agrees that until the tax lien or levy is satisfied or discharged, Fifth Third shall be entitled to collect all proceeds of Purchased Receivables and apply such proceeds to Client’s obligations hereunder. Nothing contained herein shall suspend or abate any obligation Client owes to Fifth Third.
     13. Expenses. Client agrees to pay all reasonable out-of-pocket due diligence expenses incurred by Fifth Third in connection with Fifth Third’s purchase of Purchased Receivables hereunder. In addition to such due diligence expenses, Client agrees to pay, and save Fifth Third harmless against liability for the payment of, all reasonable out-of-pocket expenses of Fifth Third arising in connection with the transactions contemplated herein (including any modifications relating hereto). Such expenses include, without limitation, the following: (a) any and all state documentary stamp taxes or other taxes (including interest and penalties, if any) which may be determined to be payable with respect to the execution and delivery of this Agreement or any assignment or other document executed in connection with this Agreement or any such modification; (b) all search fees and filing fees incurred in connection with the transactions contemplated herein; (c) reasonable travel expenses; (d) reasonable legal fees and expenses in connection with documenting and closing the transactions contemplated herein and with collecting an account due to Client’s failure to pay or perform its obligations hereunder, as Servicer or otherwise; (e) credit reports and (f) reasonable expenses incurred for examining books, records, accounts or procedures or policies of Client or Servicer. Client agrees that Fifth Third shall be entitled to indemnification and recovery of any and all attorneys’ fees or costs in respect of any litigation based hereon, arising out of, or related hereto whether, under or in connection with this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party; provided, however, that Fifth Third shall not be entitled to indemnification and recovery of such legal costs where such legal costs relate to litigation initiated by Fifth Third that results in a judgment in favor of Client.
     14. Security Interest. It is the intention of the parties hereto that Client’s transfer of Receivables to Fifth Third shall constitute a sale and assignment, which sale and assignment shall be absolute, irrevocable and without recourse (other than with respect to the limited repurchase obligations provided herein) and shall provide Fifth Third with the full benefits of ownership of the Purchased Receivables. Notwithstanding the foregoing, to protect Fifth Third in the event that any transfer of Purchased Receivables is deemed by a court, contrary to the express intent of the parties, to constitute a pledge rather than a sale and assignment of such Purchased Receivables, Client and Guarantor do each hereby grant to Fifth Third a security interest in and lien upon all of such person’s respective right, title and interest in and to the Purchased Receivables, the Blocked Account and all proceeds thereof (the “Collateral”) to secure Client’s obligations to Fifth Third under this Agreement, including (without limitation) Client’s obligation to repurchase certain Purchased Receivables as provided in Section 9(a). Client and Guarantor do each agree to comply with all appropriate laws in order to perfect Fifth Third’s security interest in and to the Collateral, whether now existing or hereafter acquired, to execute any financing statements, continuations thereof, amendment thereto or additional documents as Fifth Third may require. Client and Guarantor do each hereby authorize Fifth Third to prepare and file such financing statements (including renewal statements) or amendments thereof or supplements thereto or other instruments as Fifth Third may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC. Neither Client nor Guarantor shall (a) alter its corporate existence or, in one transaction or in a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (b) change its state of incorporation or formation or (c) change its registered corporate name, without, in each case, (i) providing 30 days prior written notice to Fifth Third, (ii) providing such information as Fifth Third may reasonably require in order to allow Fifth Third to file appropriate amendments to any previously filed financing statements and (iii) executing any such additional documents as Fifth Third may reasonably require in order to protect its rights and remedies hereunder. The occurrence and continuation of any Event of Default shall entitle Fifth Third to all of the default rights and remedies (without limiting the other rights and remedies exercisable by Fifth Third either prior or subsequent to an Event of Default) as available to a secured party under the Uniform Commercial Code in effect in any applicable jurisdiction. Nothing in this Section 14 shall be construed as a representation, on the part of the Guarantor, that it has any right, title or interest in or to any of the Purchased Receivables or the Blocked Account.
     15. Agreement of Client. Client authorizes and empowers Fifth Third, in its sole discretion at any time during the continuance of an Event of Default, to: (i) place a hold on Client’s checking and other accounts now or hereafter maintained at Fifth Third ; and (ii) withdraw funds from any such account and remit the same to Fifth Third. Any division or department of Fifth Third is authorized to comply with each such direction made by any other division or department of Fifth Third without any duty to determine whether such direction, or any action pursuant thereto, is authorized hereunder or otherwise complies with the terms hereof. Fifth Third shall have no liability to Client or any other entity as a result of its compliance with any such direction, and Client shall indemnify Fifth Third from and against all such liability except to the extent that such liability arises as a result of Fifth Third’s gross negligence or willful misconduct. Fifth Third is authorized to apply all funds received by it hereunder to Client’s obligations hereunder in such order as Fifth Third may elect. The parties acknowledge that the amount held in each such account may exceed the amount of Client’s obligations as ultimately determined. Client agrees that neither Fifth Third nor any institution, nor any of their respective affiliates, shall be liable for the dishonor of any item as the result of a hold being placed on Client’s accounts or as the result of any withdrawal of funds in any such account in accordance with the terms hereof.

     16. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by (a) personal delivery; (b) courier; (c) telecopy, or (d) certified or registered mail, postage prepaid to the address set forth below and shall be deemed given at the time of personal delivery or, if by mail, as of the date of first attempted delivery:

If to Fifth Third Bank, at:	Asset Securitization Group
38 Fountain Square Plaza
MD 10903B
Cincinnati, OH 45202-3910
Attn: Brian Gardner
Telephone: 513-534-7949
Telecopy: 513-534-6256

If to Client, at:	Universal Forest Products RMS, LLC
c/o Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Attn: Michael R. Cole, Chief Financial Officer
Telephone: 616-365-1540
Telecopy: 616-364-3136

If to Guarantor, at:	Universal Forest Products, Inc.
2801 East Beltline NE
Grand Rapids, MI 49525
Attn: Michael R. Cole, Chief Financial Officer
Telephone: 616-364-1540
Telecopy: 616-364-3136
     17. Account Statements. Absent manifest error, Fifth Third’s books and records shall be admissible in evidence without objection as prima facie evidence of the status of the accounts between Fifth Third and Client.
     18. Confidential Information.
          The parties agree that the negotiation, existence and terms of this Agreement shall constitute confidential information and each party shall keep the existence and terms of this Agreement confidential.
          The parties further agree that the information furnished by Client to Fifth Third regarding any Account Debtor, Client’s relationship with such Account Debtor and the goods and services furnished by Client to such Account Debtor (including but not limited to any information delivered pursuant to Section 1(b)(2)(iii)(dd) hereof) shall constitute confidential information. Fifth Third agrees not to disclose such information in whole or in part to any other person or entity without Client’s prior written consent, except for disclosure (i) on a confidential basis to Fifth Third’s affiliates and employees who are involved in the consummation of the transactions contemplated by this Agreement and to accountants, attorneys and other professional advisors retained by Fifth Third or its affiliates in connection with this Agreement or in any way related to the Purchased Receivables; (ii) as may be required by law; or (iii) of the name of such Account Debtor, the amount of the related Purchased Receivable, the Maximum Invoice Tenor Period for such Purchased Receivable and the quantity of goods purchased as specified in the Contract underlying such Purchased Receivable (which disclosure may include delivery of the invoice underlying such Purchased Receivable as required by the relevant hedge counterparty, in such redacted form as approved by Fifth Third and Client, such approvals not to be unreasonably withheld) to the extent necessary to carry out any hedging activity by Fifth Third related to the Purchased Receivables or assignment by Fifth Third of its rights under this Agreement or in respect of the Purchased Receivables; provided that any hedging counterparty or assignee agrees in writing, on terms approved in advance by Client, to observe and preserve the confidentiality of any such information so provided.
          Notwithstanding anything herein to the contrary, the information subject to this Section 18 shall not include, and the parties hereto (including their employees, representatives or other agents) may disclose, (i) without limitation of any kind any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Fifth Third or Client relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby; and (ii) any information regarding the transactions and matters pertaining thereto, but only to the extent that the same is required to be reported on the financial statements and other information included in the public filings or disclosures of or by Guarantor and its affiliates made pursuant to applicable provisions of state or federal securities laws including, without limitation, the Securities Exchange Act of 1934, as amended; provided, however, the parties agree that each Schedule A as well as all pricing information concerning this transaction shall remain confidential.
     19. Miscellaneous.
          (a) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio without reference to the conflict of laws provisions thereof.
          (b) Client shall not assign this Agreement without the prior written consent of Fifth Third. This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Fifth Third’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Client.
          (c) This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
          (d) This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof, excepting only assignments and schedules thereto that may be executed from time to time. This Agreement shall not be modified except by written instrument signed by all of the parties hereto.
          (e) Client agrees to execute such further instruments as may be required by Fifth Third to evidence the transactions contemplated herein. If any provision of this Agreement is found invalid, the remaining provisions of this Agreement shall not be affected thereby.
          (f) Nothing set forth herein or otherwise shall render the parties partners of one another.
          (g) Client acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Fifth Third and Client on Client’s behalf, and Client waives any right to assert, now or in the future, the existence or creation of any such fiduciary relationship between Fifth Third and Client in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.
          (h) Fifth Third agrees that notwithstanding anything to the contrary set forth herein, unless and until such time as an Event of Default or the Termination Date shall have occurred and be continuing or any Purchased Receivable shall be a Delinquent Receivable, Fifth Third shall not, and shall not cause Servicer to, contact any Account Debtor directly for any reason with respect to any Purchased Receivable.
          (i) This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.
     20. Jury Trial Waiver; Jurisdiction. FIFTH THIRD AND CLIENT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON THIS AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREIN, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO, OR TO ANY RELATED DOCUMENT. THE PARTIES CONSENT TO JURISDICTION AND VENUE IN THE STATE OR FEDERAL COURTS IN ANY CITY, COUNTY AND STATE OF OHIO. CLIENT FURTHER AGREES TO WAIVE ANY RIGHT IT MAY HAVE TO SEEK A CHANGE OF VENUE BASED ON INCONVENIENCE OF THE FORUM OR OTHERWISE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE SUBJECT TRANSACTION.
     21. Guaranty. Guarantor is the indirect owner of Client through Guarantor’s wholly owned subsidiary that owns the sole membership interest in Client. Guarantor hereby unconditionally and irrevocably guarantees to Fifth Third the due and punctual payment, performance and observance by Client and Servicer of all of the terms, covenants, conditions, agreements and undertakings on the part of Client and Servicer to be performed or observed under this Agreement, including, without limitation, the punctual payment when due of all obligations of Client and Servicer now or hereafter existing under this Agreement, whether for indemnification payments, fees, expenses, repurchase obligations or otherwise (all of the foregoing being collectively referred to as the “Obligations”). In the event that Client or Servicer shall fail in any manner whatsoever to perform or observe any of the Obligations when the same shall be required to be performed or observed under this Agreement, then upon either actual knowledge of an officer of Guarantor or demand of Fifth Third, Guarantor shall perform, cause to be performed or make payment to allow such Obligations to be performed and shall fully indemnify and hold harmless Fifth Third from and against any and all damages, losses, claims, liabilities and costs and expenses, including attorney’s fees and disbursements awarded against or incurred by them or any of them relating to such failure of Client or Servicer.
          Guarantor further agrees that nothing contained herein shall prevent Fifth Third from foreclosing on its security interest in or lien on any asset, if any, or from exercising any other rights available to it under this Agreement or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of Guarantor’s obligations hereunder; it being the purpose and intent of Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither Guarantor’s obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed, released or limited in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of Client or Servicer or by reason of the bankruptcy or insolvency of Client or Servicer. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of or increase in any of the Obligations and notice of or proof of reliance by Fifth Third upon this Section 21 or acceptance of this Section 21. This Agreement shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Section 21. All dealings between Client, Servicer and Guarantor, on the one hand, and Fifth Third, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 21.
          Guarantor hereby waives any and all presentments, demands, notices, and protests against Guarantor, and any requirement that Fifth Third commence or exhaust any remedies against Client or Servicer or any collateral securing the Obligations. Guarantor’s liability hereunder shall be unconditional irrespective of (i) any lack of enforceability of the Obligations, (ii) any law, regulation or order of any jurisdiction affecting any term of the Obligations or Fifth Third’s rights with respect thereto, and (iii) any other circumstance which might otherwise constitute a defense available to, or discharge of, Client, Servicer or Guarantor. This guarantee is a guarantee of payment and performance and not of collection and shall remain in full force and effect until payment in full of the Obligations. The obligations of Guarantor under this Section 21 do rank and will rank pari passu in priority of payment with all other unsecured and unsubordinated obligations for borrowed money of Guarantor. Notwithstanding any provision to the contrary contained herein, to the extent the obligations of Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the United States Bankruptcy Code).

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.
FIFTH THIRD BANK
By:
Printed Name:
Title:
UNIVERSAL FOREST PRODUCTS RMS, LLC
By:
Printed Name:
Title:
UNIVERSAL FOREST PRODUCTS, INC.
By:
Printed Name:
Title:
Signature page for PARTS Agreement

S-1

ANNEX I
TO
PARTS AGREEMENT
DEFINITIONS

Account Debtor:	[Confidential]

Agreed Base Value:	With respect to any Receivable, an amount equal to the product of (a) the face amount of such Receivable, times (b) a percentage equal to 100% less the Agreed Dilution Percentage.

Agreed Dilution Percentage:
[Confidential] or such other percentage set forth after such term on the current Schedule A (or supplement thereto), which represents the agreed level of Credits (expressed as a percentage of the face amount of the relevant Purchased Receivables) that may exist with respect to Purchased Receivables.

Agreement:	The Program for Accounts Receivable Transfer Agreement to which this Annex I is attached (together with any applicable Schedule A), as amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Base Rate:	[Confidential]

Blocked Account:	The deposit account numbered [Confidential] at Fifth Third for the purpose of receiving Remittances on the Purchased Receivables, which account is subject to the Blocked Account Agreement.

Blocked Account Agreement:	A letter agreement between Client and Fifth Third detailing their agreement with regard to control of, and access to, the Blocked Account.

Client:	As defined in the introductory paragraph of the Agreement.

Collateral:	As defined in Section 14 of the Agreement.

Concentration Limit	[Confidential]

Credit Rating:	[Confidential]

Credits:	As defined in Section 4(b) of the Agreement.

Annex I-1

Day Count:	The number set forth after such term in the current Schedule A (or supplement thereto), which equals the number of the actual days from and including the Effective Date through and excluding the Reset Date (or, if earlier, the Termination Date) and thereafter from and including such Reset Date to and excluding the succeeding Reset Date (or, if earlier, the Termination Date).

Default Rate:	[Confidential]

Delinquent Receivables:	Purchased Receivables with respect to which such Purchased Receivables shall be more than 15 days past due.

Effective Date:	With respect to a particular Schedule A (or supplement thereto), the date identified thereon as the “Effective Date.”

Event of Default:	As defined in Section 10 of the Agreement.

Federal Funds Rate:	Means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective)”. If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotation”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by Fifth Third of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Fifth Third.

Fifth Third:	As defined in the introductory paragraph of the Agreement.

Financial Inability
To Pay:	An Account Debtor’s failure to pay a Purchased Receivable as a result of a deterioration in such Account Debtor’s credit quality as evidenced by an event where such Account Debtor (A) (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or

Annex I-2

has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (aa) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (bb) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, official management or liquidation; (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidation, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or (B) fails, after giving effect to any applicable grace period of the relevant obligation(s) of such Account Debtor (other than such Purchased Receivable), to make, when due, any payments equal to or exceeding $10,000,000.00 under such obligations.

Guarantor:	Universal Forest Products, Inc., a corporation organized under the laws of the state of Michigan.

Incentive Servicing Fee:	As defined in Section 6(a) of the Agreement.

LIBOR:	Means the rate of interest (adjusted for reserves if Fifth Third is required to maintain reserves with respect to relevant advances) on one month Eurodollar deposits, as reported on page 3750 of the Dow Jones Telerate news service (or any successor) as determined by Fifth Third at approximately 10:00 a.m. Cincinnati, Ohio time on the relevant date of determination.

Maximum Facility Limit:	Means $50,000,000.

Maximum Invoice Tenor Period:	Means, with respect to any Receivable, the time period reflected on the invoice pertaining to such Receivable which represents the

Annex I-3

maximum payment terms afforded to an Account Debtor (i.e., the time period following the invoice date within which the Account Debtor must pay the relevant invoice); provided that such time period shall not exceed sixty (60) days after such invoice date.

Moody’s:	Moody’s Investors Service, Inc. or any successor.

Principal:	Means the aggregate amount of Purchased Receivables (other than Purchased Receivables (aa) for which the Client has remitted the rescission amount therefore pursuant to Section 1(b)(8) or (bb) that have been repurchased pursuant to Section 9 or (cc) Delinquent Receivables that the Client is not required to repurchase pursuant to Section 9) outstanding on the Effective Date or Reset Date, as applicable, multiplied by a percentage equal to 100% less the Agreed Dilution Percentage.

Program Fee:	[Confidential]

Purchase Price:	With respect to any Receivables that Fifth Third purchases in connection with any Schedule A (or supplement thereto), the aggregate total Agreed Base Values for such Receivables, plus the applicable Servicing Fee minus the applicable Reset Date Payment minus the applicable Structuring Fee.

Purchase Price Percentage:	With respect to any Receivables, the Purchase Price divided by the Required Amount (each as set forth on the current Schedule A or supplement thereto) expressed as a percentage.

Purchased Receivable:	Any Receivable (including a Replacement Receivable) purchased by Fifth Third pursuant to the Agreement.

Receivables:	All receivables, instruments, accounts, chattel paper, payment intangibles, notes, contract rights and general intangibles resulting from Client’s sale of products or services to an Account Debtor before, on or after the date hereof.

Remittances:	As defined in Section 1(b)(4) of the Agreement.

Replacement Receivables:	As defined in Section 1(b)(4) of the Agreement.

Repurchase Event:	As defined in Section 1(b)(7) of the Agreement.

Required Amount:	The amount set forth after such term on the current Schedule A (or supplement thereto), which represents the stated value of Receivables that Fifth Third has approved for purchase under such Schedule A (or supplement thereto).

Rescission Event:	As defined in Section 1(b)(8) of the Agreement.

Annex I-4

Rescission Receivables:	As defined in Section 1(b)(8) of the Agreement.

Reset Date:	With respect to a particular Schedule A (or supplement thereto), the date identified thereon as the “Reset Date.” In the event the Reset Date is not so specified it shall be the last day of each of fiscal month of Client to occur prior to the relevant Stated Termination Date; provided, however, that if any such Reset Date is not a business day then such Reset Date shall be the next succeeding business day.

Reset Date Payment:	As defined in Section 3(b) of the Agreement.

Revolving Period:	The period commencing on March 8, 2006 and ending on the earliest of (x) the fiscal month of Guarantor ending on or about February, 2009 and (y) the occurrence of an Event of Default.

S&P:	Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor.

Schedule A:	Any applicable Schedule A (which may be denoted Schedule A-1, etc.), in substantially the form of Annex II to the Agreement, attached and/or executed in connection with the Agreement, as such schedule is amended, restated, extended, supplemented or otherwise modified in writing from time to time.

Servicer:	As defined in Section 6(a) of the Agreement.

Servicer Default:	As defined in Section 6(e) of the Agreement.

Servicing Fee:	[Confidential]

Stated Termination Date:	The date set forth after such term on the A/R Aging by Customer report delivered pursuant to Section 6(i), which represents the date on or prior to which each Purchased Receivable must be paid by the relevant Account Debtor in accordance with the payment terms for such Receivable.

Structuring Fee:	[Confidential]

Termination Date:	With respect to Purchased Receivables under a particular Schedule A (or supplement thereto), the earlier of (a) the applicable Stated Termination Date, (b) the date specified in a writing from Fifth Third to Client (which date may be the date of such writing), such earlier date being the date on and after which, pursuant to Section 2(a), Client can no longer use Remittances to purchase Replacement Receivables and (c) the last day of the Revolving Period.

Annex I-5

EXHIBIT A
FORM OF
SCHEDULE A-___
Subject to Program for Accounts Receivable Transfer Agreement dated March 8, 2006 executed by Client and Guarantor, the terms of which are hereby incorporated by reference

LIBOR as of 11/9/04
Program Fee
All In Spread
Incentive Servicing Fee ($)
Agreed Dilution Percentage (%)
Required Amount
Aggregate Agreed Base Value
Effective Date
Reset Date
Day Count
Reset Date Payment
UFPI Servicing Fee
Structuring Fee
Legal & Due Diligence Fees (net)
Purchase Price $
Purchase Price %
Prior Period Purchase Price $
Net Purchase (Sale) by Fifth Third

A-1

UNIVERSAL FOREST PRODUCTS RMS, LLC
By:
Name:
Title:
UNIVERSAL FOREST PRODUCTS, INC.
By:
Name:
Title:
Prospective counterparties should conduct a thorough and independent review of the legal, tax and accounting aspects of any proposed transaction to determine its suitability in light of their particular circumstances. Although the indicative information set forth above is reflective of the terms, as of the specified date, under which Fifth Third Bank believes a contract might be structured, no assurance can be given that such a contract will in fact be executed. Purchase Price represents indicative pricing only; the actual Purchase Price shall reflect market conditions at the time of closing.

A-2

EXHIBIT B
FORM OF SCHEDULE B-_
Fee (bps)

					Mthly A/R Cap		Aggregate Agreed
Reset Date	End of Period	Month	Day Count	Structuring Fee	(forecast)	Required Amount	Base Value

Total

B-1

EXHIBIT C
BLOCKED ACCOUNT AGREEMENT
(ACCOUNT — WITH ACTIVATION)
DEPOSIT ACCOUNT CONTROL AGREEMENT
     This Agreement is entered into as of March 8, 2006, among Universal Forest Products RMS, LLC, a Michigan limited liability company (“Company”), Fifth Third Bank (in its capacity as purchaser under the PARTS Agreement dated as of March 8, 2006 (the “PARTS Agreement”) among itself, Company and Universal Forest Products, Inc.) (Fifth Third Bank, in such capacity, is referred to herein as “PARTS Purchaser”), and Fifth Third Bank (“Bank”) with respect to the following:
     A. Bank has agreed to establish and maintain for Company deposit account number [ Confidential ] opened under the name “Universal Forest Products RMS, LLC as trustee for Fifth Third Bank pursuant to that certain Program for Accounts Receivable Transfer Agreement dated as of March 8, 2006 among Universal Forest Products RMS, LLC, Universal Forest Products Inc. and Fifth Third Bank” (the “Account”).
     B. Company has agreed to deposit into the Account certain funds it holds in trust for PARTS Purchaser pursuant to the PARTS Agreement.
     C. Notwithstanding the fact that Company holds the funds deposited into the Account in trust for PARTS Purchaser pursuant to the PARTS Agreement, Company has assigned to PARTS Purchaser a back-up security interest in the Account and in checks and other payment instructions (“Checks”) deposited in the Account.
     D. Company, PARTS Purchaser and Bank are entering into this Agreement to evidence PARTS Purchaser’s security interest in the Account and such Checks and to provide for the disposition of net proceeds of Checks deposited in the Account.
     Accordingly, Company, PARTS Purchaser and Bank agree as follows:
     1.  (a) This Agreement evidences PARTS Purchaser’s control over the Account. Notwithstanding anything to the contrary in the agreement between Bank and Company governing the Account, Bank will comply with instructions originated by PARTS Purchaser as set forth herein directing the disposition of funds in the Account without further consent of the Company.
          (b) Company represents and warrants to PARTS Purchaser and Bank that it has not assigned or granted a security interest in the Account or any Check deposited in the Account, except to PARTS Purchaser.

C-1

          (c) Company will not permit the Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, other than PARTS Purchaser’s security interest referred to herein.
     2. During the Activation Period (as defined below), Bank shall prevent Company from making any withdrawals from the Account. Prior to the Activation Period, Company may operate and transact business through the Account in its normal fashion, including making withdrawals from the Account, but covenants to PARTS Purchaser it will not close the Account. Bank shall have no liability in the event Company breaches this covenant to PARTS Purchaser. A reasonable period of time following the commencement of the Activation Period, and continuing on each Business Day thereafter, Bank shall transfer all collected and available balances in the Account to PARTS Purchaser at its account specified in the Notice (as defined below). The “Activation Period” means the period which commences within a reasonable period of time not to exceed two Business Days after Bank’s receipt of a written notice from PARTS Purchaser in the form of Exhibit A (the “Notice”). A “Business Day” is each day except Saturdays, Sundays and Bank holidays. Funds are not available if, in the reasonable determination of Bank, they are subject to a hold, dispute or legal process preventing their withdrawal.
     3. Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Account, except as permitted by Section 4, until it has been advised in writing by PARTS Purchaser that all of Company’s obligations that are secured by the Checks and the Account are paid in full. PARTS Purchaser shall notify Bank promptly in writing upon payment in full of Company’s obligations.
     4. Bank is permitted to charge the Account:
          (a) for its fees and charges relating to the Account or associated with this Agreement; and
          (b) in the event any Check deposited into the Account is returned unpaid for any reason or for any breach of warranty claim.
     5. If the balances in the Account are not sufficient to compensate Bank for any returned Check, Company agrees to pay Bank on demand the amount due Bank. If Company fails to so pay Bank immediately upon demand, PARTS Purchaser agrees to pay Bank within five days after Bank’s demand to PARTS Purchaser to pay any amount received by PARTS Purchaser with respect to such returned Check. The failure to so pay Bank shall constitute a breach of this Agreement.
     6.  (a) Bank will send information regarding deposits to the Account to the address specified below for Company or as otherwise specified in writing by Company to Bank, and will send a copy of each such deposit advice to the address specified below for PARTS Purchaser.
          (b) In addition to the original Bank statement provided to Company, Bank will provide PARTS Purchaser with a duplicate of such statement.

     7.  (a) Bank will not be liable to Company or PARTS Purchaser for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence or intentional misconduct.
          (b) In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to lost profits.
          (c) Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control, including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or negligence or default of Company or PARTS Purchaser or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.
          (d) Bank shall have no duty to inquire or determine whether Company’s obligations to PARTS Purchaser are in default or whether PARTS Purchaser is entitled to provide the Notice to Bank. Bank may rely on notices and communications it believes in good faith to be genuine and given by the appropriate party.
          (e) Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Company, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Company, Bank may act as Bank deems necessary to comply with all applicable provisions of governing statutes and shall not be in violation of this Agreement as a result.
          (f) Bank shall be permitted to comply with any writ, levy order or other similar judicial or regulatory order or process concerning the Account or any Check and shall not be in violation of this Agreement for so doing.
     8. Company shall indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to allocated costs of staff counsel, other reasonable attorney’s fees and any fees and expenses) in any way arising out of or relating to disputes or legal actions concerning Bank’s provision of the services described in this Agreement. This section does not apply to any cost or damage attributable to the gross negligence or intentional misconduct of Bank. Company’s obligations under this section shall survive termination of this Agreement.
     9. Company shall pay to Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code. Company agrees to pay Bank, upon receipt of Bank’s invoice, all costs, expenses and attorneys’ fees (including allocated costs for in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).
     10. Termination and Assignment of this Agreement shall be as follows:
          (a) PARTS Purchaser may terminate this Agreement by providing notice to Company and Bank that all of Company’s obligations which are secured by Checks and the Account are paid in full. PARTS Purchaser may also terminate or it may assign this Agreement upon 30 day’s prior written notice to Company and Bank. Bank may terminate this Agreement upon 30 days’ prior written notice to Company and PARTS Purchaser. Company may not terminate this Agreement except with the written consent of PARTS Purchaser and upon prior written notice to Bank.
          (b) Notwithstanding subsection 10(a), Bank may terminate this Agreement at any time by written notice to Company and PARTS Purchaser if either Company or PARTS Purchaser breaches any of the terms of this Agreement, or any other agreement with Bank.
     11. (a) Each party represents and warrants to the other parties that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation, by-laws or partnership agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.
          (b) The parties each agree that it shall be deemed to make and renew each representation and warranty in subsection 11(a) on and as of each day on which Company uses the services set forth in this Agreement.
     12. (a) This Agreement may be amended only by a writing signed by Company, PARTS Purchaser and Bank; except that Bank’s charges are subject to change by Bank upon 30 days’ prior written notice to Company.
          (b) This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.
          (c) This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement. This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

          (d) This Agreement shall be interpreted in accordance with Michigan law without reference to that state’s principles of conflicts of law.
     13. Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing. Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.
     14. Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Bank and Company or PARTS Purchaser.

     In WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.
UNIVERSAL FOREST PRODUCTS RMS, LLC
(“COMPANY”)

By:
Name:
Title:

Address for notices:
Universal Forest Products RMS, LLC
2801 East Beltline NE
Grand Rapids, MI 49525
Attn: Michael R. Cole, Chief
Financial Officer
Telephone: 616-364-1540
Telecopy: 616-364-3136

FIFTH THIRD BANK (in its capacity as PARTS
Purchaser)
(“PARTS PURCHASER”)

By:
Name:
Title:

Address for notices:
Asset Securitization Group
38 Fountain Square Plaza
MD 10903B
Cincinnati, OH 45202-3910
Attn: Brian Gardner
Telephone: 513-534-7949
Telecopy: 513-534-6256

FIFTH THIRD BANK
(“BANK”)

By:
Name:
Title:

Address for notices:
Fifth Third Bank
111 Lyon, NW
MD RMOBGJ
Grand Rapids, Michigan 49503
Attn: Randy Wolffis
Telephone: 616-653-5700
Telecopy: 616-653-5831

EXHIBIT A
DEPOSIT ACCOUNT CONTROL AGREEMENT
[Letterhead of PARTS Purchaser]
To:	Fifth Third Bank [Address]
Re:	Universal Forest Products RMS, LLC as trustee for Fifth Third Bank pursuant to that certain Program for Accounts Receivable Transfer Agreement dated as of March 8, 2006 among Universal Forest Products RMS, LLC, Universal Forest Products Inc. and Fifth Third Bank

Account No. [ Confidential ]
Ladies and Gentlemen:
     Reference is made to the Deposit Account Control Agreement dated March 8, 2006 (the “Agreement”) among Universal Forest Products RMS, LLC (“Company”), us (in our capacity as purchaser under the PARTS Agreement dated as of March 8, 2006 among us, Company and Universal Forest Products, Inc.) (“PARTS Purchaser”) and you regarding the above-described account (the “Account”). In accordance with Section 2 of the Agreement, we hereby give you notice of our exercise of control of the Account and we hereby instruct you to transfer funds to our account as follows:
     Bank Name:
     ABA No.:
     Account Name:
     Account No.:
Very truly yours,
Fifth Third Bank (in its capacity as PARTS Purchaser)

By:
Name:
Title:

A-1